Press
Release

Contact:                Mark E. Patten, Sr. Vice President and CFO
    mpatten@ctlc.com
Phone:                  (386) 944-5643
Facsimile:              (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. REPORTS FIRST QUARTER 2013 OPERATING RESULTS AND EARNINGS

DAYTONA BEACH, FLORIDA, April 23, 2013. Consolidated-Tomoka Land Co. (NYSE MKT: CTO) today announced its operating results and earnings for the quarter ended
March 31, 2013.

OPERATING RESULTS

Operating results for the quarter ended March 31, 2013 (compared to the same quarterly period in 2012):

•	Net income was $0.06 per share, a decrease of $0.03 per share;

•	Revenue from Income Properties totaled approximately $3.2 million, an increase of 44.0%;

•	Revenue from Real Estate Operations totaled approximately $340,000, a decrease of 68.3%;

•	Revenue from Golf Operations increased by 10.2%, and net operating results improved by 143.3%, resulting in net operating income of approximately $57,000;

•	Other income generated net operating income of approximately $66,000 versus a net operating loss of approximately ($29,000) in Q1 2012;

•	The weighted average lease duration of our income property portfolio equaled 10.4 years as of March 31, 2013, up from 9.6 years as of March 31, 2012; and

•	Received approximately $73,000 for impact fees versus $12,000 in the first quarter of 2012.

OTHER HIGHLIGHTS

Other highlights for the quarter ended March 31, 2013 include the following:

•	Book value increased by approximately $873,000 since December 31, 2012, to $115,090,148 or $20.13 per share;

•	Acquired a total of seven Income Properties for a total purchase price of $27.6 million continuing our diversification into California and Arizona, and adding two new tenants;

•	Sold two income properties for approximately $7.6 million with an average remaining lease term of 9.2 years;

•	Golf memberships increased nearly 14% in the quarter ended March 31, 2013;

•	Debt totaled approximately $49.1 million at March 31, 2013, with $47.3 million of available borrowing capacity on our credit facility, and total cash was approximately $1.4 million at March 31, 2013;

•	Settled litigation with St. Johns River Water Management District, which dates from 2010, by deeding 665 acres of undeveloped wetland mitigation land; and

•
 Closed a $7.3 million, five-year, fixed rate mortgage loan with an interest rate of 3.65%, a $23.1 million, ten-year, fixed rate mortgage loan with an interest rate of 3.67%, and amended our credit facility, reducing the interest rate by 25 basis points, extending the maturity to 2016, and increasing the accordion feature to up to $125 million.

Financial Results

Revenue
Total revenue for the quarter ended March 31, 2013 increased 9.2% totaling approximately $5.1 million, compared to approximately $4.6 million in the same period of 2012. This increase from the same period in 2012 included  $964,157 in additional revenue generated by our income properties, an increase of 44.0%, and a $135,106 increase in revenue from our golf operations, an increase of 10.2%, offset by a $727,319 decrease in revenue from our real estate operations.

Net Income (Loss)
Net income for the quarter ended March 31, 2013 was approximately $337,000, compared to net income of approximately $494,000 in the same period of 2012. Our results in 2013 benefited from approximately $427,000, or 9.2%, in increased revenues offset by an increase in operating expenses of approximately $598,000, or 16.1%, primarily related to general and administrative expenses and depreciation. Our general and administrative costs increased 23.2%, or $329,916, in the first quarter of 2013 compared to the same period in 2012, due primarily to increased personnel costs and increased stock compensation costs, which totaled $444,416, an increase of $194,593, compared to the first quarter of 2012.  Excluding the increase in non-cash stock compensation costs, and separation costs associated with the departure of an employee, our general and administrative costs totaled approximately $1.2 million,  a 2.8% increase over the same period in 2012. Net income for the quarter-ended March 31, 2013, was $0.06 per share, compared to $0.09 per share during the same period in 2012.

Income Property Portfolio Update

Property Acquisitions

On January 3, 2013, the Company acquired four properties leased to Bank of America, N.A. located in  Los Angeles County and Orange County, California, at an aggregate purchase price of $8.0 million. The initial terms of the leases are 15 years.

On January 23, 2013, the Company acquired a 34,512 square-foot, free-standing building situated on 3.62 acres at the Arrowhead Towne Center in Glendale, Arizona. The property is under lease to Big Lots with an initial term of 10 years. The purchase price totaled approximately $5.0 million.

On January 31, 2013, the Company acquired a two-building, 133,000 square-foot office complex in Orlando, Florida. The total purchase price was $14.6 million. Both buildings are leased to Hilton Resorts Corporation, with over eight years remaining in the term, which also provides for annual lease escalations.

Property Dispositions

On February 14, 2013, the Company sold its interest in the 4,128 square-foot building located in Alpharetta, Georgia, that had a 7 year lease term remaining with PNC Bank. The sales price on this transaction amounted to $3,550,000.

On February 21, 2013, the Company sold its interest in the 13,824 square-foot building located in Clermont, Florida, that was leased to Holiday CVS L.L.C. The sales price on this transaction amounted to $4,050,000.

Land Update

We continue to see increased development and investment activity on commercial and residential land in the Daytona Beach area.  We have experienced an increase in the number of inquiries from developers and other interested parties regarding the acquisition of our land holdings, although there can be no assurance that any such inquiries will result in completed transactions.

CEO Comments on Operating Results
John P. Albright, president and chief executive officer, stated, “We are pleased with the progress we are making in growing and upgrading our income property portfolio, as well as the improved operating results from golf.” Mr. Albright further noted, “Our quarterly earnings in the prior year benefited from the resolution of the Dunn Avenue Extension, while our quarterly results in 2013 reflected an increase in positive cash flow from operations.”  Mr. Albright continued, "We are encouraged to see increased residential and commercial activity in the Daytona Beach area, which is evidenced by the increase in our impact fee reimbursements.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties in diversified markets in the United States, as well as over 10,000 acres of land in the Daytona Beach area. Visit our website at www.ctlc.com.

Forward-Looking Statements
Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

The Company wishes to caution readers that the assumptions which form the basis for forward-looking statements with respect to or that may impact earnings for the quarter ended March 31, 2013, and thereafter include many factors that are beyond the Company’s ability to control or estimate precisely.  For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, please see the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s most recent Annual Report on Form 10-K for the year-ended December 31, 2012.  Copies of each filing may be obtained from the Company or the SEC.

While the Company periodically reassesses material trends and uncertainties affecting its results of operations and financial condition, the Company does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Disclosures in this press release regarding the Company’s first quarter 2013 financial results are preliminary and are subject to change in connection with the Company’s preparation and filing of its Quarterly Report on Form 10-Q for the quarter ended  March 31, 2013.  The financial information in this release reflects the Company’s preliminary results subject to completion of the quarter end review process.  The final results for the quarter may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of the consolidated financial statements.

CONSOLIDATED-TOMOKA LAND CO.
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
	2013	2012
ASSETS
Cash and Cash Equivalents	$1,429,630	$1,301,739
Restricted Cash	888,150	--
Refundable Income Tax	765,225	239,720
Land and Development Costs	27,150,497	27,848,525
Intangible Assets - Net	6,369,095	4,527,426
Assets Held for Sale	--	3,433,500
Other Assets	8,671,630	8,254,399
	$45,274,227	$45,605,309

Property, Plant, and Equipment:
Land, Timber, and Subsurface Interests	$15,210,501	$15,194,901
Golf Buildings, Improvements, and Equipment	2,945,387	2,879,263
Income Properties, Land, Buildings, and Improvements	153,836,295	132,202,887
Other Furnishings and Equipment	912,021	906,441
Total Property, Plant, and Equipment	172,904,204	151,183,492
Less, Accumulated Depreciation and Amortization	(12,379,354)	(12,091,901)
Net - Property, Plant, and Equipment	160,524,850	139,091,591

TOTAL ASSETS	$205,799,077	$184,696,900

LIABILITIES
Accounts Payable	$246,086	$440,541
Accrued Liabilities	6,662,555	6,972,343
Accrued Stock-Based Compensation	414,620	265,311
Pension Liability	1,230,701	1,317,683
Deferred Income Taxes - Net	33,006,809	32,357,505
Notes Payable and Line of Credit	49,148,158	29,126,849

TOTAL LIABILITIES	$90,708,929	$70,480,232
Commitments and Contingencies

SHAREHOLDERS' EQUITY
Common Stock	$5,750,625	$5,726,136
Treasury Stock	(453,654)	(453,654)
Additional Paid in Capital	7,450,969	6,939,023
Retained Earnings	103,579,688	103,242,643
Accumulated Other Comprehensive Loss	(1,237,480)	(1,237,480)

TOTAL SHAREHOLDERS' EQUITY	$115,090,148	$114,216,668

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$205,799,077	$184,696,900

CONSOLIDATED-TOMOKA LAND CO. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended
	March 31,
	2013	2012
Revenues
Income Properties	$3,154,668	$2,190,511
Real Estate Operations	338,348	1,065,667
Golf Operations	1,464,685	1,329,579
Other Income	97,677	42,668
Total Revenues	5,055,378	4,628,425

Direct Cost of Revenues
Income Properties	(229,509)	(144,404)
Real Estate Operations	(121,478)	(164,818)
Golf Operations	(1,407,629)	(1,461,227)
Other Income	(31,369)	(71,558)
Total Direct Cost of Revenues	(1,789,985)	(1,842,007)

General and Administrative Expenses	(1,753,564)	(1,423,648)
Depreciation and Amortization	(772,516)	(537,408)
Gain on Disposition of Assets	--	85,000
Total Operating Expenses	(4,316,065)	(3,718,063)
Operating Income	739,313	910,362
Interest Income	166	--
Interest Expense	(296,668)	(150,229)
Loss on Early Extinguishment of Debt	--	(245,726)
Income from Continuing Operations
Before Income Tax Expense	442,811	514,407
Income Tax Expense	(165,753)	(196,257)
Income from Continuing Operations	277,058	318,150
Income from Discontinued Operations (Net of Tax)	59,987	176,251
Net Income	$337,045	$494,401

Per Share Information:
Basic and Diluted
Income from Continuing Operations	$0.05	$0.06
Income from Discontinued Operations (Net of Tax)	$0.01	$0.03
Net Income	$0.06	$0.09

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